Exhibit 99.2(k)(ix) - Subscription Agent Agreement between Registrant and American Stock Transfer & Trust Company, LLC

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this "Agreement") is entered into as of September 16, 2015, by and between American Stock Transfer & Trust Company, LLC (the "Subscription Agent") and Dividend and Income Fund (the "Company").

1.
The Company is offering (the "Rights Offering") to the holders of its shares of beneficial interest, par value $0.01 per share ("Shares"), on September 28, 2015 (the "Record Date"), the right ("Rights") to subscribe for new Shares.  Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on October 30, 2015 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the "Expiration Date"). One Right is being issued for each Share held on the Record Date. Three Right(s) and payment in full of the subscription price as set forth in the Prospectus (as defined below) (the "Subscription Price") are required to subscribe for one Share.  Rights are evidenced by non-transferable subscription certificates ("Subscription Certificates"). Each holder of Subscription Certificate(s) who exercises the holder's right to subscribe for all Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the "Basic Subscription Right") will have the right to subscribe for additional Shares, if any, available as a result of any unexercised Rights and/or as a  result of the Company's exercise of an over-allotment option (such additional subscription right being referred to hereafter as the "Additional Subscription Privilege").  The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus Supplement to be dated September 28, 2015 (subject to change) (the "Prospectus Supplement"), and the accompanying Prospectus dated September 16, 2015 (the "Base Prospectus" and together with the Prospectus Supplement, the "Prospectus").

2.
The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	copies of the Base Prospectus and the form of Prospectus Supplement;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	the form of notice of guaranteed delivery ("Notice of Guaranteed Delivery").

4.
As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Shares at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)
Upon the Subscription Agent's receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check or wire transfer (without deduction for bank service charges or otherwise) to the order of "American Stock Transfer & Trust Company, LLC," the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber's registered address on the books of the Company statements confirming the issuance of the uncertificated securities underlying each Share duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b)
As soon as practicable after the Expiration Date, the Subscription Agent shall calculate the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Shares that can be subscribed for under the Basic Subscription Right.  The Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right as well as any Shares issued pursuant to the Company's exercise of an over-allotment option (collectively, the "Remaining Shares").  Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Shares subscribed for. If the aggregate number of Shares subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Additional Subscription Privilege shall be calculated as set forth in the Prospectus Supplement.

(c)
Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)
Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Shares subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, the statements confirming the issuance of the additional uncertificated securities which the subscriber has been allotted. If a lesser number of Shares is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as statements confirming the issuance of the uncertificated securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)
Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated non-interest bearing account  (interest, if any, paid on the balances in the account will accrue to the benefit of the Company). Upon mailing statements confirming the issuance of uncertificated securities and refunding subscribers for additional Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.
As used in herein, "Business Day" shall mean any day other than a Saturday, a Sunday,  or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.
The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Shares it uses in its capacity as transfer agent for the Company's Shares.

8.
If prior to 5:00 P.M., New York City time, on the Expiration Date, the Subscription Agent receives  a notice substantially in the form of the Notice of Guaranteed Delivery  from a financial institution having an office or correspondent in the United States, or a member firm of any registered  United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Shares being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights and payment therefor within three (3) Business Days following the Expiration Date, then the Rights may be exercised even though the Subscription Certificate and payment therefor was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that within three Business Days following the Expiration Date, the Subscription Agent receives the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required, along with payment for the Shares subscribed for.

9.
The Subscription Agent shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses statements confirming the issuance of the uncertificated securities subscribed for as instructed on the reverse side of the Subscription Certificates.

10.
The Subscription Agent shall notify the Company by telephone on and before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights materials described in Section 4 hereof and ending at the Expiration Date (and in the case of guaranteed deliveries ending three (3) Business Days after the Expiration Date) (a "daily notice"), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised and the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above.  At or before 5:00 P.M., New York City time, on the first Business Day following the Expiration Date, the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Business  Day following the Expiration Date, the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates (and payment therefor) have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights.  The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

11.
With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Thomas B. Winmill	Chief Executive Officer
John F. Ramirez	Chief Legal Officer
Thomas O'Malley	Chief Financial Officer
Russell Kamerman	Chief Compliance Officer

12.
Either party may terminate this Agreement with or without cause at any time by providing 3 days written notification to the other party.  Upon the effective date of termination of this Agreement, all property then held by the Subscription Agent on behalf of the Company, all canceled subscription certificates and related documentation then held by the Subscription Agent, if any, will be returned to the Company.

In the event the Company does not commence the Rights Offering, the Subscription Agent shall return the flat fee (as set forth in the schedule attached to this Agreement) less any reasonable out-of-pocket expenses incurred by the Subscription Agent. Following the commencement of the Rights Offering, whether or not the Rights Offering is completed, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement, prior to the termination of the Rights Offering or this Agreement.

13.
The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion.  Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law.

14.
The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct.  The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

The Subscription Agent hereby covenants and agrees to indemnify, reimburse and hold the Company and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Company arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct.  The Subscription Agent shall not be liable under this indemnity with respect to any claim against the Company unless the Subscription Agent is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Company to provide such notice shall not relieve the Subscription Agent of any liability hereunder if no prejudice occurs.

The Subscription Agent's aggregate liability during the entire term of this Agreement with respect to arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to the Subscription Agent as fees and charges.

Except for Company's and Subscription Agent's indemnification obligations set forth herein, in no event shall the Subscription Agent or the Company have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.
Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other's address.

If to the Company:

Dividend and Income Fund
Attn: General Counsel
11 Hanover Square, 12th Floor
New York, NY 10005
Tel: 212-785-0900

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Corporate Actions
Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: General Counsel
Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.
If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

17.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.
Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent's assets or business without the prior written consent of the Company.

19.
No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.  This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

20.
Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company's transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

DIVIDEND AND INCOME FUND

By:   ____________________________________
Name:
Title:

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:  __________________________________
Name:
Title:

Fee Schedule

Flat fee of $18,000.
Plus reasonable out-of-pocket expenses.

Additional fee equal to 1/3rd (one-third) of the flat fee for each extension of the Rights Offering, plus reasonable out-of-pocket expenses associated with such extension.

The party below is responsible for payment of the fees:

Name: Dividend and Income Fund
Attention: Russell Kamerman
Address: 11 Hanover Square, 12th Floor
Address: New York, NY 10005
Facsimile: 917-831-4627
Phone: 212-785-0900, ext. 275
Email: rkamerman@dividendandincomefund.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC ("AST") as subscription agent and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.  Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST.  Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.